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UNITED STATES
SECURITIES AND EXHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

    CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report  November 9, 2001

Heritage Oaks Bancorp
(Exact name of registrant as specified in its charter)

State of California	0-25020	77-0388249
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 12th Street, Paso Robles, CA 93446
(Address of principal executive offices)

Registrant's telephone number, including area code  (805) 239-5200

N/A

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On July 16, 2001, Heritage Oaks Bank, a California banking corporation (the wholly-owned subsidiary of the Company), and Westamerica Bank, a California banking corporation, entered into a Branch Purchase and Assumption Agreement ("Agreement"), (filed in the June 30, 2001 10-QSB as Exhibit 2.1), pursuant to which Heritage Oaks Bank will purchase the four Westamerica Bank Branches in San Luis Obispo County ("Branches"). The Branches are located in the cities of Arroyo Grande, Morro Bay, Paso Robles and San Luis Obispo.

In addition, Heritage Oaks Bank will acquire Westamerica Bank's interest in the real estate of each of the Branches, whether they are owned or leased. The terms of this part of the transaction were filed as Exhibit 2.2 in the June 30, 2001 10QSB, entitled the Real Property Purchase Agreement.

Effective November 9, 2001, Heritage Oaks Bank consummated the acquisition of the four (4) branch offices.

Under the Agreement, Heritage Oaks Bank assumed all deposit liabilities and other liabilities set forth in the Agreement and purchased certain of the assets of the Branches. It did not purchase any of the loans of the Branches that are retained by Westamerica Bank.

Item 7. Financial Statements and Exhibits

  (a)
  Financial Statements of Business Acquired

  The assets acquired and liabilities assumed associated with the Branches are not considered a business under SEC Rule 11-01(d) of Regulation S-X for which historical financial statements would be relevant. The following unaudited Schedule of Branch Assets Acquired and Liabilities Assumed as of the acquisition date of November 9, 2001 is filed with this Report:

  Schedule of Branch Assets Acquired and Liabilities Assumed
  From Westamerica Bank
  9-Nov-01

(in thousands)
ASSETS
Cash on Hand	$401
Federal funds sold	23,055

Total cash and cash equivalents	23,456

Loans receivable, net	26
Accrued interest on loans
Premises, Furniture, fixtures and equipment	1,144
Other assets	737
$25,363

LIABILITIES
Deposit liabilities	$24,968
Banker's money fund	332
Accrued interest on deposit liabilities	37
Other liabilities	26

$25,363

  (b)
  Pro Forma Financial Information

  (i)
  Not Applicable.

  (c)
  Exhibits

  The Branch Purchase and Assumption Agreement and the Real Property Purchase Agreement were filed with the Company's June 30, 2001 10-QSB as Exhibit 2.1 and 2.2, respectively.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 27, 2001	/s/ Lawrence P. Ward President and Chief Executive Officer

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FORM 8-K
Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits
Signatures